Exhibit 99.1

Journal Register Company Announces First Quarter 2005 Results; Announces Intention to Repurchase Stock

    TRENTON, N.J.--(BUSINESS WIRE)--April 19, 2005--Journal Register Company (NYSE:JRC) today reported net income of $7.5 million, or $0.18 per diluted share, for the quarter ended March 27, 2005, as compared to net income of $10.2 million, or $0.24 per diluted share, for the quarter ended March 28, 2004.
    Chairman, President and CEO Robert M. Jelenic stated, "We had a challenging first quarter due to the effort and cost required to successfully complete Sarbanes-Oxley Section 404, harsh winter weather in the Northeast, and a very slow last two weeks of the quarter in advertising. On a more positive note, we are very pleased with the progress in our new Michigan cluster, and we remain on track for Michigan to add $0.02 to $0.03 per diluted share to our full year 2005 results and approximately $0.30 per diluted share to our free cash flow in 2005. We are optimistic that our Michigan cluster, the impact of several recently-introduced new products and revenue-generating initiatives, as well as our continued focus on execution in all phases of our business, will help drive our results."
    Total revenues for the quarter ended March 27, 2005 were $133.9 million, as compared to total revenues of $99.2 million for the first quarter of 2004.
    Beginning with this release, for comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties currently owned were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
    Total advertising revenues for the first quarter of 2005 increased
40.7 percent to $102.2 million, as compared to $72.7 million for the first quarter of 2004. On a pro forma basis, advertising revenues for the first quarter of 2005 increased 1.0 percent to $102.2 million as compared to $101.2 million for the first quarter of 2004, with five of the Company's seven clusters reporting increases in pro forma advertising revenues for the quarter. Pro forma advertising revenue growth was led by the Company's Mid-Hudson, New York cluster, up 7.3 percent; the Michigan cluster, up 2.2 percent; and the Greater Cleveland cluster, also up 2.2 percent.
    Retail advertising revenues on a pro forma basis for the first quarter of 2005 decreased 1.0 percent as compared to the prior year quarter. Retail advertising revenue performance was strong in the Company's Mid-Hudson, New York cluster, which was up 5.8 percent for the first quarter of 2005 as compared to the 2004 first quarter. The Company's Greater Philadelphia cluster also reported retail advertising revenue gains, up 1.2 percent as compared to the prior year quarter, on a pro forma basis.
    Classified advertising revenues on a pro forma basis increased 2.4 percent in the first quarter of 2005 as compared to the prior year quarter, with six of the Company's seven clusters reporting increases in classified advertising revenues. Growth in overall classified advertising revenues was led by continued strength in classified employment advertising revenues, up 11.2 percent, with particular strength in the Michigan cluster, up 29.9 percent, and the Greater Cleveland cluster, up 18.8 percent. Classified real estate advertising revenues increased 0.1 percent in the quarter as compared to the first quarter of last year. Classified automotive advertising revenues remained soft, and were down 6.6 percent for the 2005 first quarter on a pro forma basis as compared to the prior year quarter.
    Overall classified advertising revenue gains were led by the Company's Mid-Hudson, New York cluster, which was up 11.2 percent, with strength in all categories of classified advertising revenues. Classified advertising revenues for the quarter were also strong in the Company's Capital-Saratoga, New York cluster, up 8.2 percent, and the Central New England cluster, up 6.3 percent, each on a pro forma basis as compared to the first quarter of 2004.
    National advertising revenues, on a pro forma basis, were up 10.5 percent for the quarter ended March 27, 2005 as compared to the prior year quarter. National advertising revenues in the first quarter were led by the Greater Cleveland cluster, up 45.6 percent; the Michigan cluster, up 23.9 percent; the Connecticut cluster, up 8.0 percent; and the Greater Philadelphia cluster, up 7.0 percent.
    Circulation revenues were $27.1 million for the first quarter of 2005, as compared to $22.5 million in the first quarter of 2004. Circulation revenues were impacted by difficult weather conditions in the Northeast. On a pro forma basis, circulation revenues were $27.1 million for the first quarter of 2005, as compared to $27.7 million for the prior year quarter.
    The Company continued to post strong gains in online revenues in the first quarter of 2005. Online revenues were $2.0 million in the quarter, an increase of 60.1 percent as compared to the first quarter of 2004. The Company's websites generated approximately 51.3 million page views during the first quarter, an increase of 59.8 percent as compared to the prior year quarter. The Company's online business continued to produce substantial operating profits in the first quarter.
    The Company reported EBITDA for the first quarter of $26.1 million, as compared to EBITDA of $23.9 million in the first quarter of 2004. EBITDA for the quarter increased 9.1 percent from the prior year quarter, or 19.4 percent excluding the costs associated with the successful completion of the Company's Sarbanes-Oxley Section 404 assessment, which were approximately $2.5 million in the first quarter.
    As noted above, earnings per diluted share were $0.18 as compared to $0.24 in the first quarter of 2004, impacted by the costs associated with Sarbanes-Oxley and, as anticipated, $0.03 per diluted share of dilution related to the 21st Century acquisition.
    On a same-store basis, the Company's non-newsprint cash operating expenses for the first quarter of 2005 increased 2.4 percent. However, excluding costs associated with Sarbanes-Oxley 404, non-newsprint cash operating expenses for the first quarter of 2005 were down slightly as compared to the prior year quarter. The Company's newsprint expense increased 1.3 percent for the quarter as compared to the prior year quarter, on a same-store basis. This reflects an increase in unit cost of approximately eight percent on a comparable basis, partially offset by a decrease in consumption.
    Executive Vice President and Chief Financial Officer Jean B. Clifton noted, "We continued to demonstrate our strict financial discipline in the first quarter. Excluding our Sarbanes-Oxley Section 404 compliance costs, our constant attention to cost control, as well as the efficiencies made possible by our clustering strategy, enabled us to reduce our same-store non-newsprint cash operating expenses as compared to the prior year quarter."
    Continuing, Clifton stated, "We also continued to generate significant free cash flow, which was 14.1 million, or $0.33 per diluted share, for the first quarter of 2005."
    The Company announced that, pursuant to previous Board authorization, it is recommencing its share repurchase program. Repurchases of the Company's Common Stock, in an aggregate amount of up to $30 million, may be made from time to time in open market or private transactions as market conditions dictate.
    Commenting on the share repurchase program, Jelenic noted, "We believe that our stock is undervalued in the market and represents an attractive investment for the Company and our shareholders. Our substantial free cash flow enables us to repurchase shares while continuing to reduce our outstanding debt and pursue potential acquisition opportunities."
    During the quarter ended March 27, 2005, Journal Register Company reduced its long-term debt outstanding by $16.6 million, to $761.7 million.
    As of April 18, 2005, the Company had 42.1 million shares of common stock outstanding.

    The Company's first quarter 2005 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's website, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.

    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 195 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA and Free Cash Flow figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.
    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Summary follows.



                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
          (Unaudited; in thousands, except per share amounts)

                                              Thirteen Weeks Ended
                                           ---------------------------
                                             03/27/05       03/28/04
                                           ------------   ------------
Revenues:
  Advertising                                 $102,240        $72,677
  Circulation                                   27,070         22,501
                                           ------------   ------------
Newspaper revenues                             129,310         95,178
Commercial printing and other                    4,599          3,980
                                           ------------   ------------
Total revenues                                 133,909         99,158
Operating expenses:
  Salaries and employee benefits                56,014         39,249
  Newsprint, ink and printing charges           11,173          7,708
  Selling, general and administrative           21,708         13,474
  Depreciation and amortization                  5,238          3,711
  Other                                         18,949         14,841
                                           ------------   ------------
Total operating expenses                       113,082         78,983
Operating income                                20,827         20,175
Net interest expense and other                  (8,493)        (3,335)
                                           ------------   ------------
Income before provision for income taxes        12,334         16,840
Provision for income taxes                       4,835          6,593
                                           ------------   ------------
Net income                                      $7,499        $10,247
                                           ============   ============
Net income per common share:
  Basic                                          $0.18          $0.25
  Diluted                                        $0.18          $0.24
Weighted-average shares outstanding:
  Basic                                         42,017         41,767
  Diluted                                       42,425         42,571



Other Data:
-----------
Net Income                                      $7,499        $10,247
     Add: Provision for income taxes             4,835          6,593
     Add: Net interest expense and other         8,493          3,335
                                           ------------   ------------
Operating income                                20,827         20,175
     Add: Depreciation and amortization          5,238          3,711
                                           ------------   ------------
EBITDA                                          26,065         23,886
     Less: Capital expenditures                 (1,783)        (2,053)
     Less: Interest expense and other           (8,493)        (3,309)
     Less: Cash income taxes                    (1,723)        (4,546)
                                           ------------   ------------
Free Cash Flow                                 $14,066        $13,978
Free Cash Flow per diluted share                 $0.33          $0.33

Notes:

    1. Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.


    CONTACT: Journal Register Company, Trenton
             Jean B. Clifton
             Executive Vice President and
             Chief Financial Officer
             Tel: (609) 396-2200